FOR IMMEDIATE RELEASE
DATE: January 29, 2015

HERITAGE FINANCIAL ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS AND DECLARES REGULAR CASH DIVIDEND

•
Diluted earnings per common share were $0.24 for the quarter ended December 31, 2014 compared to $0.04 for the prior year quarter ended December 31, 2013 and $0.23 for the linked-quarter ended September 30, 2014.

•	Heritage declared a cash dividend of $0.10 per common share, an increase of 11.1% from the prior regular cash dividend.

•	Noncovered loans receivable, net of allowance for loan losses, increased $60.9 million, or 3.0%, to $2.10 billion at December 31, 2014 from $2.04 billion at September 30, 2014.

•	Non-maturity deposits increased $55.8 million, or 2.4%, to $2.38 billion at December 31, 2014 from $2.33 billion at September 30, 2014.

•	Nonperforming noncovered assets decreased $6.1 million, or 38.5%, to $9.7 million at December 31, 2014 from $15.8 million at September 30, 2014.

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $7.3 million for the quarter ended December 31, 2014 compared to net income of $710,000 for the quarter ended December 31, 2013 and $7.1 million for the linked-quarter ended September 30, 2014. Net income for the quarter ended December 31, 2014 was $0.24 per diluted common share compared to $0.04 per diluted common share for the quarter ended December 31, 2013 and $0.23 per diluted common share for the linked-quarter ended September 30, 2014.

Net income for the year ended December 31, 2014 was $21.0 million, or $0.82 per diluted common share, compared to $9.6 million, or $0.61 per diluted common share, for the year ended December 31, 2013.

Mr. Vance commented, “As we have finished our second full quarter following our merger with Washington Banking Company, we are pleased with our overall performance. We completed a successful systems conversion early in the quarter and also posted strong loan and core deposit growth. We believe the fourth quarter loan and core deposit growth, especially still early in the consolidation process, is evidence our merger is progressing nicely."

"Although the fourth quarter continued to show merger related expenses, we believe we continue to make significant improvement in cost savings, efficiencies and overall economies of scale. For the quarter ended December 31, 2014, our earnings per share, return on average assets and return on average equity are all improved over the past five quarters. In addition, we continue to see improvement in our overall loan quality as evidenced by the reduction of nonperforming noncovered loans to only 0.29% of total noncovered assets."

"Finally, we are also pleased to announce a regular cash dividend of $0.10, which is an 11% increase from the prior quarter regular dividend and a 25% increase from the regular dividend declared a year ago in January 2014."

Merger with Washington Banking Company

Effective May 1, 2014, Heritage completed the strategic merger with Washington Banking Company and its wholly owned subsidiary, Whidbey Island Bank (“Washington Banking Merger”). The merger was accounted for using the acquisition method of accounting. Accordingly, Heritage’s cost to acquire Washington Banking was allocated to the assets (including identifiable intangible assets) and the liabilities of Washington Banking at their respective estimated fair values as of the merger date. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The allocation of the purchase price is subject to adjustment within the one year re-measurement period.

The amount of goodwill recognized from the merger was $90.2 million at December 31, 2014. The following table provides detail of the fair value of the assets acquired and liabilities assumed:

At May 1, 2014
(in thousands)
Total merger consideration	$270,107

Fair value of assets acquired:
Cash and cash equivalents	$74,947
Investment securities available for sale	458,312
Federal Home Loan Bank stock	7,064
Noncovered loans	895,978
Covered loans	107,050
Premises and equipment	31,776
Bank owned life insurance	32,519
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	7,174
Other real estate owned ($5,122 covered by FDIC shared-loss agreements)	7,121
Other intangible assets	11,194
Prepaid expenses and other assets	23,718
Total assets and identifiable intangible assets acquired	1,656,853

Fair value of liabilities assumed:
Deposits	1,433,894
Junior subordinated debentures	18,937
Accrued expenses and other liabilities	24,068
Total liabilities and identifiable liabilities assumed	1,476,899

Fair value of net assets and identifiable intangible assets acquired	179,954

Excess consideration paid over the fair value of net assets and identifiable intangible assets acquired	$90,153

Impact of 2013 Initiatives

In addition to the merger with Washington Banking, the following other 2013 initiatives had an impact on the Company's 2014 and 2013 operating results:

•
On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank, the Company's subsidiary bank (the “NCB Acquisition”). NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

•	On June 19, 2013, the Company completed the merger of its subsidiary, Central Valley Bank (“CVB”), with and into Heritage Bank (the “CVB Merger”). CVB is now operated as a division of Heritage Bank.

•
On July 15, 2013, the Company completed the acquisition of Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank, both of Puyallup, Washington (the “Valley Acquisition”). As of the acquisition date, Valley merged into Heritage and Valley Bank merged into Heritage Bank. During the quarter ended December 31, 2013, four former Valley Bank branches were consolidated into existing Heritage Bank branches.

•	During the quarter ended December 31, 2013, the Company completed a core system conversion of Heritage Bank.

•	Also during the quarter ended December 31, 2013, the Company consolidated three Heritage Bank branches into existing Heritage Bank branches.

Balance Sheet

The Company’s total assets increased $8.6 million to $3.46 billion at December 31, 2014 from $3.45 billion at September 30, 2014. Although total assets increased only modestly, there was a change in the mix of assets during the quarter ended December 31, 2014. As a percentage of total assets, total loans receivable, net of allowance for loan losses, and investment securities increased to 64.3% and 22.5%, respectively at December 31, 2014 from 63.0% and 20.9%, respectively, at September 30, 2014 while interest earning deposits decreased to 1.4% of total assets at December 31, 2014 from 4.2% at September 30, 2014.

Total loans receivable, net of allowance for loan losses, increased $48.8 million to $2.22 billion at December 31, 2014 from $2.17 billion at September 30, 2014. The increase was due to an increase of $60.9 million in noncovered loans receivable, net of allowance for loan losses, to $2.10 billion at December 31, 2014 from $2.04 billion at September 30, 2014. Noncovered loans include loans originated by Heritage Bank as well as other noncovered loans obtained in mergers and acquisitions. This increase was partially offset by a decrease of $12.1 million in covered loans receivable, net of allowance for loan losses, to $120.6 million at December 31, 2014 from $132.7 million at September 30, 2014. Covered loans are loans acquired through FDIC-assisted transactions which are covered by FDIC shared-loss agreements. These balances are expected to continue to decline substantially over the next few quarters.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “As anticipated we saw much stronger loan production in the fourth quarter with a large portion of new loans closing in December. New loan production occurred across a broad cross section of loan classes and also included some larger transactions. We are also seeing a continuing positive trend in noninterest bearing demand deposits which offsets the decline in certificates of deposit.  Now that the most difficult aspects of the October 2014 system conversion are behind us we are now focused on refining processes and finding ways to leverage our footprint and the combined product lines."

Total deposits increased $3.3 million to $2.91 billion at December 31, 2014 from $2.90 billion at September 30, 2014. Non-maturity deposits as a percentage of total deposits increased to 81.9% at December 31, 2014 from 80.1% at September 30, 2014, which included noninterest bearing demand deposits that increased to 24.4% of total deposits at December 31, 2014 from 23.9% of total deposits at September 30, 2014. The increases in these ratios were primarily due to a $52.5 million decrease in certificates of deposits to $525.4 million as of December 31, 2014 from $577.9 million as of September 30, 2014.

Total stockholders’ equity increased $3.3 million to $455.0 million at December 31, 2014 from $451.7 million at September 30, 2014. This increase was due to net income of $7.3 million and an increase of $3.4 million in accumulated other comprehensive income, net for the quarter ended December 31, 2014, partially offset by cash dividends of $7.5 million. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2014 of 10.3%, 13.9% and 15.1%, respectively, as compared to 10.3%, 14.7%, and 15.9%, respectively, at September 30, 2014.

Credit Quality

The allowance for loan losses on noncovered loans decreased $67,000 to $22.15 million at December 31, 2014 from $22.22 million at September 30, 2014 as a result of $1.4 million in net charge-offs recognized during the quarter ended December 31, 2014 partially offset by $1.3 million in provision for loan losses. Nonperforming noncovered loans to total noncovered loans decreased to 0.35% at December 31, 2014 from 0.57% at September 30, 2014. Nonaccrual noncovered loans decreased $4.2 million to $7.5 million ($1.6 million guaranteed by government agencies) at December 31, 2014 from $11.7 million ($1.8 million guaranteed by government agencies) at September 30, 2014. The decrease was due to $5.6 million of net principal reductions, $640,000 of charge-offs and $322,000 of transfers to accrual status, offset partially by $2.4 million of additions to nonaccrual noncovered loans.

The allowance for loan losses to nonperforming noncovered loans was 294.98% at December 31, 2014 compared to 190.35% at September 30, 2014. Potential problem noncovered loans were $117.3 million at December 31, 2014 compared to $125.4 million at September 30, 2014. The $8.2 million decrease was primarily due to net loan payments of $23.7 million and net transfers of $690,000 to nonaccrual status, offset partially by the addition of $16.2 million of loans graded as potential problem loans during the period.

The allowance for loan losses on noncovered loans to total noncovered loans, net was 1.04% at December 31, 2014 and 1.08% at September 30, 2014. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2014. Included in the carrying value of noncovered loans are net discounts remaining from mergers and acquisitions which would be utilized if there were principal losses on related loans. The remaining net discounts on noncovered loans at December 31, 2014 were $24.0 million.

Nonperforming noncovered assets were $9.7 million ($1.6 million guaranteed by government agencies), or 0.29% of total noncovered assets, at December 31, 2014, compared to $15.8 million ($1.8 million guaranteed by government agencies), or 0.48% of total noncovered assets, at September 30, 2014. Other real estate owned decreased $3.5 to $3.4 million at December 31, 2014 (of which $1.2 million was covered by FDIC shared-loss agreements) from $6.9 million at September 30, 2014 (of which $2.8 million was covered by FDIC shared-loss agreements). During the quarter ended December 31, 2014, the Company sold 10 properties resulting in proceeds of $4.7 million and a net gain of $335,000.

Operating Results
Net interest income increased $19.1 million to $36.8 million for the quarter ended December 31, 2014 compared to $17.6 million for the same period in 2013. Net interest income increased $47.7 million to $115.4 million for the year ended December 31, 2014 compared to $67.7 million for the prior year. The increases in net interest income are primarily due to the Washington Banking Merger.
Heritage’s net interest margin for the quarter ended December 31, 2014 increased 16 basis points to 4.74% from 4.58% for the same period in 2013 and increased 42 basis points from 4.32% in the linked-quarter ended September 30, 2014. The increase in net interest margin from prior periods is primarily due to the increase in incremental interest income as a result of the Washington Banking loans during the quarter ended December 31, 2014. Heritage’s net interest margin for the year ended December 31, 2014 decreased 27 basis points to 4.53% from 4.80% for the prior year due primarily to lower contractual interest rates on loans and a change in the mix of interest earning assets.
The following table presents the net interest margin and effect of the incremental accretion on purchased loans for the periods presented below:

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net interest margin, excluding incremental accretion on purchased loans (1)	3.86%	3.83%	4.20%	3.97%	4.32%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.88%	0.49%	0.38%	0.56%	0.48%
Net interest margin	4.74%	4.32%	4.58%	4.53%	4.80%
(1) The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.
The net interest margin, excluding incremental accretion on purchased loans, decreased to 3.86% for the quarter ended December 31, 2014 from 4.20% for the same period in 2013 and increased slightly from 3.83% from the linked-quarter ended September 30, 2014. For the year ended December 31, 2014, the net interest margin, excluding incremental accretion on purchased loans, decreased to 3.97% from 4.32% for the prior year. The increase from the linked-quarter is due to the change in the earnings asset mix (higher ratio of loans and investments to earning assets and a lower ratio of interest earning deposits to earning assets) partially offset by lower contractual loan note rates. Yields on loans, excluding incremental accretion on purchased loans, decreased to 5.03% for the quarter ended December 31, 2014 from 5.07% for the linked-quarter ended September 30, 2014.

The provision for loan losses for noncovered loans was $1.3 million for the quarter ended December 31, 2014 compared to $200,000 for the quarter ended December 31, 2013 and $567,000 for the linked-quarter ended September 30, 2014. For the year ended December 31, 2014, the provision for loan losses for noncovered loans was $2.2 million compared to $1.8 million for the prior year.

The provision for loan losses for covered loans totaled $1.5 million for the quarter ended December 31, 2014 compared to $228,000 for the same period in the prior year and $27,000 for the linked-quarter ended September 30, 2014. For the year ended December 31, 2014, the provision for loan losses for covered loans was $2.4 million compared to $1.9 million for the prior year.

As of the dates of the completion of each of the mergers and acquisitions, acquired loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from acquired loans was $6.8 million for the quarter ended December 31, 2014 compared to $1.5 million for the quarter ended December 31, 2013 and $3.8 million for the linked-quarter ended September 30, 2014. The increase for the quarter ended December 31, 2014 was due to the increase in incremental accretion income from the Washington Banking Merger. For the year ended December 31, 2014, incremental accretion income was $14.3 million compared to $6.7 million for the prior year.

For the quarter ended December 31, 2014, the Company recognized $(2.0) million of change in the FDIC indemnification asset compared to $(647,000) and $155,000 for the quarters ended September 30, 2014 and December 31, 2013, respectively.

The following table illustrates the earnings impact associated with the Company’s acquired loan portfolios:

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Incremental accretion income over stated note rate(1)	$6,839	$3,800	$1,464	14,308	$6,706
Change in FDIC indemnification asset	(1,968)	(647)	155	(2,543)	(181)
Provision for loan losses	(1,951)	(194)	(528)	(2,794)	(2,782)
Pre-tax earnings impact	$2,920	$2,959	$1,091	$8,971	$3,743

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income is a result of the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “The incremental accretion income increased from the prior quarter due to a significant amount of payoffs and workouts, as well as some quarter-end adjustments to prior accretion estimates, relating to loans obtained in the Washington Banking Merger. Many of these loans had discounts that were fully recognized at the time of the payoff or workout. We are estimating that discount accretion over the next couple of quarters will be in the range of $2 million to $3 million depending on loan prepayments. The net interest margin before incremental accretion income continues to experience downward pressure due to the low rate environment. The Company will continue to focus on balance sheet growth and leverage in order to mitigate the effects of the current rate environment.”

Noninterest income was $3.9 million for the quarter ended December 31, 2014 compared to $2.4 million for the same period in 2013 and $5.5 million for the linked-quarter ended September 30, 2014. For the year ended December 31, 2014, noninterest income was $16.5 million compared to $9.7 million for the year ended December 31, 2013. The increase compared to the same periods in the prior year was primarily due to the Washington Banking Merger. The decrease from the linked-quarter was primarily the result of the negative impact from the change in the indemnification asset. The FDIC indemnification asset decreased $4.0 million to $1.1 million at December 31, 2014 from $5.1 million at September 30, 2014. Of this decrease, $2.1 million was related to claims made for losses under the shared-loss agreements and $1.6 million was related to valuation adjustments made to the asset. The shared-loss agreements on non-single family loans covering $107.4 million of covered loans at December 31, 2014 will expire in 2015. Therefore, a valuation adjustment was recognized for previously estimated losses for which claims are not expected to be made prior to the expiration of the shared-loss agreements.

Mr. Hinson added, "Subsequent to year-end, the Company sold the legacy Heritage Bank merchant card portfolio which will impact future non-interest income. The total consideration of the sale was $2.2 million. Of this amount, $1.65 million was received by the Company at time of sale and $550,000 is held in escrow and is contingent on the performance of the portfolio in 2015. If certain performance thresholds are met, the payment will range between $440,000 and $550,000. If the thresholds are not met, no contingent payment will be made. The contingent payment is to be paid on or before December 31, 2015. With the exception of recognizing the gain on sale of the portfolio, the effects of this sale will lower future merchant visa income to approximately half of the income prior to the sale."

In addition to the Washington Banking Merger, prior year initiatives had a significant impact on noninterest expense during 2013, and increased 2014 expense levels. The following tables illustrate the expenses related to implementing these initiatives. The amounts reported represent identifiable costs paid to third-party providers as well as any retention bonuses or severance payments made in conjunction with these initiatives. The amounts do not include costs of additional staffing levels required to complete the initiatives nor do they include future expected cost savings from the Washington Banking Merger. The first table reports these expenses by initiative and the second table reports these expenses by expense category.

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Initiative	(in thousands)
NCB Acquisition	$—	$—	$8	$—	$794
CVB Merger	—	—	89	—	220
Valley Acquisition	—	—	1,532	443	2,118
Core system conversion	—	—	703	40	842
Consolidation of existing branches	—	—	215	11	238
Washington Banking Merger	1,743	1,334	657	9,094	890
Total expense	$1,743	$1,334	$3,204	$9,588	$5,102

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Expense Category	(in thousands)
Compensation and employee benefits	$1,125	$299	$310	$1,522	$475
Occupancy and equipment	62	111	1,173	602	1,328
Data processing	212	241	771	3,038	1,291
Marketing	3	137	1	140	34
Professional services		430	921	3,751	1,876
Other expense	341	116	28	535	98
Total expense	$1,743	$1,334	$3,204	$9,588	$5,102

The types of expenses associated with the significant expense categories in the table above are summarized as follows:

•	Compensation and employee benefits expense consisted substantially of retention bonus and severance packages paid to transitional employees.

•	Occupancy and equipment expense consisted primarily of lease termination costs.

•	Data processing expense consisted of costs relating to the Company’s core system conversion as well as data conversions of NCB, Valley Bank and Whidbey Island Bank to the Company's core system.

•	Professional services expense includes fees paid to financial advisors, attorneys, and accountants, and consultant fees related to mergers and acquisitions and to the core system conversion.

Noninterest expense was $29.2 million for the quarter ended December 31, 2014 compared to $18.5 million for the quarter ended December 31, 2013 and $28.4 million for the linked-quarter ended September 30, 2014. Noninterest expense was $99.4 million for the year ended December 31, 2014 compared to $59.5 million for the year ended

December 31, 2013. The increases are primarily due to the Washington Banking Merger and additional ongoing operating costs from mergers and acquisitions as well as specific costs identified in the table above.

Income tax expense was $1.3 million for the quarter ended December 31, 2014 compared to $432,000 for the comparable quarter in 2013 and $2.8 million for the linked-quarter ended September 30, 2014. The increase in income tax expense for the quarter ended December 31, 2014 from the prior year end was due to the increase in pre-tax income and was partially offset by tax credits and a $728,000 income tax benefit related to the resolution of a tax position previously taken by Washington Banking Company. The decrease in income tax expense from the linked-quarter was due to additional tax credits recognized during the quarter and the $728,000 income tax benefit previously mentioned.

Dividend

On January 28, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per common share payable on February 24, 2015 to shareholders of record on February 10, 2015.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on January 29, 2015 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through February 12, 2015, by dialing (800) 475-6701 -- access code 349969.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 66 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2014	September 30, 2014	December 31, 2013
	(in thousands)
Stockholders' equity	$454,995	$451,651	$215,762
Less: goodwill and other intangible assets	130,407	130,472	30,980
Tangible common stockholders' equity	$324,588	$321,179	$184,782

Total assets	$3,459,916	$3,451,320	$1,659,038
Less: goodwill and other intangible assets	130,407	130,472	30,980
Tangible assets	$3,329,509	$3,320,848	$1,628,058

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank. Valley Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Cash on hand and in banks	$74,028	$64,609	$40,162
Interest earning deposits	47,608	145,541	90,238
Cash and cash equivalents	121,636	210,150	130,400
Other interest earning deposits	10,126	13,129	15,662
Investment securities available for sale	742,846	682,651	163,134
Investment securities held to maturity	35,814	38,213	36,154
Loans held for sale	5,582	4,641	—
Noncovered loans receivable, net	2,124,877	2,064,050	1,168,166
Allowance for loan losses for noncovered loans	(22,153)	(22,220)	(22,657)
Noncovered loans receivable, net of allowance for loan losses	2,102,724	2,041,830	1,145,509
Covered loans receivable, net	126,200	138,833	63,754
Allowance for loan losses for covered loans	(5,576)	(6,122)	(6,167)
Covered loans receivable, net of allowance for loan losses	120,624	132,711	57,587
Total loans receivable, net	2,223,348	2,174,541	1,203,096
FDIC indemnification asset	1,116	5,138	4,382
Other real estate owned ($1,177, $2,784 and $182 covered by FDIC shared-loss agreements, respectively)	3,355	6,872	4,559
Premises and equipment, net	64,938	65,787	34,348
Federal Home Loan Bank stock, at cost	12,188	12,363	5,741
Bank owned life insurance	32,909	32,760	—
Accrued interest receivable	9,836	9,987	5,462
Prepaid expenses and other assets	65,815	64,616	25,120
Other intangible assets, net	10,889	11,561	1,615
Goodwill	119,518	118,911	29,365
Total assets	$3,459,916	$3,451,320	$1,659,038

Liabilities and Stockholders' Equity
Deposits	$2,906,331	$2,903,069	$1,399,189
Junior subordinated debentures	19,082	19,027	—
Securities sold under agreement to repurchase	32,181	35,390	29,420
Accrued expenses and other liabilities	47,327	42,183	14,667
Total liabilities	3,004,921	2,999,669	1,443,276

Common stock	365,230	365,006	138,659
Retained earnings	86,387	86,699	78,265
Accumulated other comprehensive income (loss), net	3,378	(54)	(1,162)
Total stockholders' equity	454,995	451,651	215,762
Total liabilities and stockholders' equity	$3,459,916	$3,451,320	$1,659,038

Common stock, shares outstanding	30,259,838	30,252,114	16,210,747

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income:
Interest and fees on loans	$34,698	$31,841	$17,378	$110,437	$67,630
Taxable interest on investment securities	2,665	2,212	618	7,328	1,918
Nontaxable interest on investment securities	958	855	436	2,886	1,539
Interest and dividends on other interest earning assets	118	123	120	455	341
Total interest income	38,439	35,031	18,552	121,106	71,428
Interest expense:
Deposits	1,465	1,534	888	5,150	3,673
Junior subordinated debentures	173	171	—	458	—
Other borrowings	21	19	18	73	51
Total interest expense	1,659	1,724	906	5,681	3,724
Net interest income	36,780	33,307	17,646	115,425	67,704
Provision for loan losses for noncovered loans	1,316	567	200	2,232	1,784
Provision for loan losses for covered loans	1,535	27	228	2,362	1,888
Total provision for loan losses	2,851	594	428	4,594	3,672
Net interest income after provision for loan losses	33,929	32,713	17,218	110,831	64,032
Noninterest income:
Bargain purchase gain on bank acquisition	—	—	—	—	399
Service charges and other fees	3,443	3,524	1,542	11,143	5,936
Merchant Visa income, net	237	278	219	1,076	862
Change in FDIC indemnification asset	(1,968)	(647)	155	(2,543)	(181)
Gain (loss) on sale of investment securities, net	33	(13)	—	287	—
Gain on sale of loans, net	543	742	—	1,518	142
Other income	1,609	1,599	513	4,986	2,493
Total noninterest income	3,897	5,483	2,429	16,467	9,651
Noninterest expense:
Compensation and employee benefits	16,265	15,579	8,392	52,634	31,612
Occupancy and equipment	3,994	3,978	3,619	13,406	9,724
Data processing	2,266	1,978	1,997	9,243	4,806
Marketing	659	841	410	2,502	1,598
Professional services	1,013	1,113	1,404	6,185	3,936
State and local taxes	597	576	274	1,976	1,150
Impairment loss on investment securities, net	—	—	11	45	38
Federal deposit insurance premium	603	403	257	1,718	1,001
Other real estate owned, net	(277)	650	570	638	309
Amortization of intangible assets	672	603	157	1,920	542
Other expense	3,451	2,642	1,414	9,112	4,799
Total noninterest expense	29,243	28,363	18,505	99,379	59,515
Income before income taxes	8,583	9,833	1,142	27,919	14,168
Income tax expense	1,328	2,765	432	6,905	4,593

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income	$7,255	$7,068	$710	$21,014	$9,575

Basic earnings per common share	$0.24	$0.23	$0.04	$0.82	$0.61
Diluted earnings per common share	$0.24	$0.23	$0.04	$0.82	$0.61
Dividends declared per common share	$0.25	$0.09	$0.08	$0.50	0.42

Average number of common shares outstanding	30,021,298	30,063,425	16,007,330	25,430,539	15,476,235
Average number of diluted common shares outstanding	30,056,311	30,100,096	16,017,109	25,477,289	15,487,715

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands; unaudited)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Performance Ratios:
Efficiency ratio	71.89%	73.12%	92.18%	75.35%	76.94%
Noninterest expense to average assets, annualized	3.36%	3.27%	4.38%	3.49%	3.86%
Return on average assets, annualized	0.83%	0.82%	0.17%	0.74%	0.62%
Return on average equity, annualized	6.32%	6.20%	1.30%	5.61%	4.58%
Return on average tangible common equity, annualized	8.85%	8.70%	1.51%	7.58%	5.12%
Net charge-offs on noncovered loans to average noncovered loans, annualized	0.27%	0.13%	0.11%	0.15%	0.32%

	As of Period End
	December 31, 2014	September 30, 2014	December 31, 2013
Financial Measures:
Book value per common share	$15.04	$14.93	$13.31
Tangible book value per common share	10.73	10.62	11.40
Stockholders' equity to total assets	13.2%	13.1%	13.0%
Tangible common equity to tangible assets	9.7%	9.7%	11.3%
Tier 1 leverage capital to average assets	10.3%	10.3%	11.3%
Tier 1 capital to risk-weighted assets	13.9%	14.7%	15.5%
Total capital to risk-weighted assets	15.1%	15.9%	16.8%
Net loans to deposits ratio	76.7%	75.1%	86.0%
Deposits per branch	$44,035	$43,329	$39,977
Assets per full-time equivalent employees	$4,626	$4,352	$4,448

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Allowance for Noncovered Loan Losses:
Allowance balance, beginning of period	$22,220	$22,369	$22,783	$22,657	$24,242
Provision for loan losses	1,316	567	200	2,232	1,784
Net (charge-offs) recoveries:
Commercial business	(1,009)	(453)	(300)	(1,589)	(2,488)
One-to-four family residential	—	—	—	—	(52)
Real estate construction	(24)	—	—	(326)	(533)
Consumer	(350)	(263)	(26)	(821)	(296)
Total net charge-offs	(1,383)	(716)	(326)	(2,736)	(3,369)
Allowance balance, end of period	$22,153	$22,220	$22,657	$22,153	$22,657

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Allowance for Covered Loan Losses:
Allowance balance, beginning of period	$6,122	$6,114	$5,972	$6,167	$4,352
Provision for loan losses	1,535	27	228	2,362	1,888
Net charge-offs	(2,081)	(19)	(33)	(2,953)	(73)
Allowance balance, end of period	$5,576	$6,122	$6,167	$5,576	$6,167

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Other Real Estate Owned:
Balance, beginning of period	$6,872	$8,106	$4,129	$4,559	$5,666
Additions	889	459	1,234	1,566	2,974
Additions from acquisitions	—	—	—	7,121	2,279
Proceeds from dispositions	(4,741)	(1,315)	(413)	(9,914)	(6,253)
Gain (loss) on sales, net	335	(378)	(43)	23	264
Valuation adjustments	—	—	(348)	—	(371)
Balance, end of period	$3,355	$6,872	$4,559	$3,355	$4,559

	As of Period End
	December 31, 2014	September 30, 2014	December 31, 2013
Nonperforming Noncovered Assets:
Nonaccrual noncovered loans by type:
Commercial business	$4,719	$7,263	$5,675
One-to-four family residential	—	322	340
Real estate construction and land development	2,652	3,359	1,045
Consumer	139	729	678
Total nonaccrual noncovered loans(1)(2)	7,510	11,673	7,738
Other real estate owned, noncovered	2,178	4,088	4,377
Nonperforming noncovered assets	$9,688	$15,761	$12,115

Restructured noncovered performing loans(3)	$18,646	$20,276	$22,131
Accruing noncovered loans past due 90 days or more(4)	—	104	6
Potential problem noncovered loans(5)	117,250	125,437	52,814
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.04%	1.08%	1.94%
Nonperforming noncovered loans	294.98%	190.35%	292.80%
Nonperforming noncovered loans to total noncovered loans	0.35%	0.57%	0.66%
Nonperforming noncovered assets to total noncovered assets	0.29%	0.48%	0.76%

(1)
At December 31, 2014, September 30, 2014 and December 31, 2013, $4.1 million, $3.7 million and $2.6 million of noncovered nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At December 31, 2014, September 30, 2014 and December 31, 2013, $1.6 million, $1.8 million and $1.7 million of noncovered nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At December 31, 2014, September 30, 2014 and December 31, 2013, $751,000, $682,000 and $1.2 million of noncovered performing restructured loans were guaranteed by government agencies, respectively.

(4)	There were no accruing noncovered loans past due 90 days or more that were guaranteed by government agencies at December 31, 2014, September 30, 2014 or December 31, 2013.

(5)
Potential problem noncovered loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At December 31, 2014, September 30, 2014 and December 31, 2013, $2.0 million, $2.0 million and $1.8 million of noncovered potential problem loans were guaranteed by government agencies, respectively. The amount of noncovered potential problem loans related to the Washington Banking Merger was $77.7 million and $82.3 million at December 31, 2014 and September 30, 2014, respectively. There were no Washington Banking loans at December 31, 2013 as the merger occurred on May 1, 2014.

	December 31, 2014		September 30, 2014		December 31, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Noncovered loans:
Commercial business:
Commercial and industrial	$534,163	25.2%	$533,752	25.9%	$336,540	28.8%
Owner-occupied commercial real estate	535,742	25.2	537,968	26.0	281,309	24.1
Non-owner occupied commercial real estate	563,693	26.5	552,336	26.8	399,979	34.2
Total commercial business	1,633,598	76.9	1,624,056	78.7	1,017,828	87.1
One-to-four family residential	63,540	3.0	63,890	3.1	43,082	3.7
Real estate construction and land development:
One-to-four family residential	46,749	2.2	44,681	2.2	19,724	1.7
Five or more family residential and commercial properties	61,360	2.9	44,404	2.1	48,655	4.2
Total real estate construction and land development	108,109	5.1	89,085	4.3	68,379	5.9
Consumer	320,567	15.1	288,489	14.0	41,547	3.5
Gross noncovered loans	2,125,814	100.1	2,065,520	100.1	1,170,836	100.2
Deferred loan fees, net	(937)	(0.1)	(1,470)	(0.1)	(2,670)	(0.2)
Noncovered loans, net of deferred fees	2,124,877	100.0%	2,064,050	100.0%	1,168,166	100.0%
Covered loans	126,200		138,833		63,754
Total loans, net of deferred fees	$2,251,077		$2,202,883		$1,231,920

	December 31, 2014		September 30, 2014		December 31, 2013
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$709,673	24.4%	$694,370	23.9%	$349,902	25.0%
NOW accounts	793,362	27.3	745,832	25.7	352,051	25.2
Money market accounts	520,065	17.9	527,276	18.2	232,016	16.6
Savings accounts	357,834	12.3	357,674	12.3	155,790	11.1
Total non-maturity deposits	2,380,934	81.9	2,325,152	80.1	1,089,759	77.9
Certificates of deposit	525,397	18.1	577,917	19.9	309,430	22.1
Total deposits	$2,906,331	100.0%	$2,903,069	100.0%	$1,399,189	100.0%

	Three Months Ended
	December 31, 2014			December 31, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands; yields annualized)
Interest Earning Assets:
Loans, net	$2,194,003	$34,698	6.27%	$1,198,464	$17,378	5.75%
Taxable securities	545,180	2,665	1.94	127,941	618	1.92
Nontaxable securities	191,673	958	1.98	74,074	436	2.33
Other interest earning assets	149,474	118	0.31	128,101	120	0.37
Total interest earning assets	3,080,330	$38,439	4.95%	1,528,580	$18,552	4.82%
Noninterest earning assets	375,405			148,221
Total assets	$3,455,735			$1,676,801
Interest Bearing Liabilities:
Certificates of deposit	$549,857	$765	0.55%	$313,385	$593	0.75%
Savings accounts	357,971	101	0.11	157,590	40	0.10
Interest bearing demand and money market accounts	1,294,924	599	0.18	584,581	255	0.17
Total interest bearing deposits	2,202,752	1,465	0.26	1,055,556	888	0.33
Junior subordinated debentures	19,047	173	3.60	—	—	—
Securities sold under agreement to repurchase	31,268	21	0.27	28,090	18	0.26
FHLB advances and other borrowings	3	—	—	—	—	—
Total interest bearing liabilities	2,253,070	1,659	0.29%	1,083,646	906	0.33%
Demand and other noninterest bearing deposits	708,268			363,031
Other noninterest bearing liabilities	39,055			12,518
Stockholders’ equity	455,342			217,606
Total liabilities and stockholders’ equity	$3,455,735			$1,676,801
Net interest income		$36,780			$17,646
Net interest spread			4.66%			4.49%
Net interest margin			4.74%			4.58%

	Years Ended December 31,
	2014			2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest Earning Assets:
Loans, net	$1,871,696	$110,437	5.90%	$1,124,828	$67,630	6.01%
Taxable securities	383,626	7,328	1.91	117,132	1,918	1.64
Nontaxable securities	145,113	2,886	1.99	64,018	1,539	2.40
Other interest earning assets	150,189	455	0.30	104,770	341	0.33
Total interest earning assets	$2,550,624	$121,106	4.75%	$1,410,748	$71,428	5.06%
Noninterest earning assets	295,666			129,324
Total assets	$2,846,290			$1,540,072
Interest Bearing Liabilities:
Certificates of deposit	$494,948	$2,991	0.60%	$307,464	$2,478	0.81%
Savings accounts	282,150	252	0.09	143,412	164	0.11
Interest bearing demand and money market accounts	1,049,078	1,907	0.18	541,793	1,031	0.19
Total interest bearing deposits	1,826,176	5,150	0.28	992,669	3,673	0.37
Junior subordinated debentures	12,751	458	3.59%	—	—	—
Securities sold under agreement to repurchase	27,984	73	0.26	19,102	51	0.27
FHLB advances and other borrowings	111	—	—%	—	—	—%
Total interest bearing liabilities	$1,867,022	$5,681	0.30%	$1,011,771	$3,724	0.37%
Demand and other noninterest bearing deposits	574,692			308,582
Other noninterest bearing liabilities	29,669			10,543
Stockholders’ equity	374,907			209,176
Total liabilities and stockholders’ equity	$2,846,290			$1,540,072
Net interest income		$115,425			$67,704
Net interest spread			4.45%			4.69%
Net interest margin			4.53%			4.80%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Earnings:
Net interest income	$36,780	$33,307	$28,596	$16,741	$17,646
Provision for (recapture of) loan losses for noncovered loans	1,316	567	370	(21)	200
Provision for loan losses for covered loans	1,535	27	321	479	228
Noninterest income	3,897	5,483	4,780	2,307	2,429
Noninterest expense	29,243	28,363	26,993	14,779	18,505
Net income	7,255	7,068	4,148	2,543	710
Basic earnings per common share	$0.24	$0.23	$0.16	$0.16	$0.04
Diluted earnings per common share	$0.24	$0.23	$0.16	$0.16	$0.04
Average Balances:
Total loans receivable	$2,194,003	$2,194,460	$1,878,496	$1,205,416	$1,198,464
Investment securities	736,853	694,629	474,801	200,959	202,015
Total interest earning assets	3,080,330	3,059,796	2,523,384	1,516,201	1,528,580
Total assets	3,455,735	3,436,797	2,813,432	1,652,894	1,676,801
Interest bearing deposits	2,202,752	2,214,097	1,821,683	1,049,228	1,055,556
Noninterest bearing demand deposits	708,268	688,140	553,284	343,826	363,031
Total equity	455,342	452,439	370,664	217,721	217,606
Financial Ratios:
Return on average assets, annualized	0.83%	0.82%	0.59%	0.62%	0.17%
Return on average equity, annualized	6.32%	6.20%	4.49%	4.74%	1.30%
Efficiency ratio	71.89%	73.12%	80.88%	77.59%	92.18%
Noninterest expense to average total assets, annualized	3.36%	3.27%	3.85%	3.63%	4.38%
Net interest margin	4.74%	4.32%	4.55%	4.48%	4.58%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Balance Sheet:
Total assets	$3,459,916	$3,451,320	$3,391,579	$1,662,473	$1,659,038
Total loans receivable, net	2,223,348	2,174,541	2,200,711	1,207,650	1,203,096
Investment securities	778,660	720,864	691,245	178,002	199,288
Deposits	2,906,331	2,903,069	2,866,542	1,404,214	1,399,189
Noninterest bearing demand deposits	709,673	694,370	669,017	353,043	349,902
Total equity	454,995	451,651	449,829	216,417	215,762
Financial Measures:
Book value per common share	$15.04	$14.93	$14.89	$13.35	$13.31
Tangible book value per common share	$10.73	$10.62	$10.57	$11.45	$11.40
Tangible common equity to tangible assets	9.7%	9.7%	9.8%	11.5%	11.3%
Net loans to deposits	76.7%	75.1%	77.0%	86.0%	86.0%
Deposits per branch	$44,035	$43,329	$42,784	$39,006	$39,977
Assets per full-time equivalent employees	$4,626	$4,352	$4,192	$4,644	$4,448
Credit Quality Metrics:
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.04%	1.08%	1.08%	1.94%	1.94%
Nonperforming noncovered loans	294.98%	190.35%	164.62%	197.75%	292.80%
Nonperforming noncovered loans to total noncovered loans	0.35%	0.57%	0.66%	0.98%	0.66%
Nonperforming noncovered assets to total noncovered assets	0.29%	0.48%	0.58%	0.97%	0.76%
Other Metrics:
Branches	66	67	67	36	35
Full-time equivalent employees	748	793	809	358	373